                                                                  EXHIBIT 10.6.1



                        TRANSPORTATION SERVICES AGREEMENT


                               DATED JULY 1, 1998


                                 BY AND BETWEEN


                       USX CORPORATION - U. S. STEEL GROUP
                                       AND
                             USS/KOBE STEEL COMPANY
                                 ON THE ONE HAND


                                       AND


                           USS GREAT LAKES FLEET, INC.
                                ON THE OTHER HAND

                        TRANSPORTATION SERVICES AGREEMENT

                                 BY AND BETWEEN
                       USX CORPORATION - U. S. STEEL GROUP
                                       AND
                             USS/KOBE STEEL COMPANY
                                 ON THE ONE HAND
                                       AND
                           USS GREAT LAKES FLEET, INC.
                                ON THE OTHER HAND

                                      INDEX

Article                       Title                                     Page
-------                       -----                                     ----
1                 TERM                                                    2
2                 TRANSPORTATION                                          2
3                 SHIPPING SEASON                                         6
4                 DECLARATION OF QUANTITIES                               8
5                 LOADING AND DISCHARGING OBLIGATIONS                    11
6                 LOADING AND DISCHARGING                                12
7                 FREIGHT AND RATES                                      13
8                 SCOPE OF ACTIVITIES                                    14
9                 FUEL COST ADJUSTMENT                                   15
10                EXTENDED SEASON FREIGHT SURCHARGE                      16
11                AUDIT                                                  17
12                LIENS                                                  18
13                LIBERTIES                                              19
14                FORCE MAJEURE                                          19
15                LIMITATION OF THE CARRIER'S LIABILITY                  21
16                GENERAL AVERAGE                                        22
17                BILLS OF LADING                                        23
18                MEDIATION                                              23
19                ARBITRATION                                            24

Article                       Title                                     Page
-------                       -----                                     ----
20                NOTICES                                                26
21                CHOICE OF LAW                                          27
22                INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES             27
23                ENTIRETY OF AGREEMENT; AMENDMENTS                      28
24                ASSIGNMENT                                             28
25                RELATIONSHIP OF PARTIES                                29
26                HEADINGS                                               29
27                MUTUAL RELEASE                                         29

LIST OF EXHIBITS:

 Exhibit A          Ports of Loading and Discharge

 Exhibit B          Vessels Owned and/or Leased by GLF

 Exhibit C          Base Affreightment Rates for 1998 and 1999 Shipping Seasons

 Exhibit D          Calculation of Fuel Cost Adjustment

 Exhibit E          Form of Bill of Lading

                            TRANSPORTATION AGREEMENT




         THIS AGREEMENT made and concluded this 21st day of December, 1998 but effective the 1st day of July, 1998, by and between USX CORPORATION - U. S. STEEL GROUP, a Delaware corporation with an office at 600 Grant Street, Pittsburgh, Pennsylvania 15219-2749 (hereinafter referred to as "USS")and USS/KOBE STEEL COMPANY, an Ohio general partnership with an office at 1807 East 28th Street, Lorain, Ohio 44055 (hereinafter referred to as "USS/KOBE") each referred to herein as a "SHIPPER" or collectively as "SHIPPERS," party of the first part, on the one hand, and USS GREAT LAKES FLEET, INC., a Delaware corporation with an office at 400 Missabe Building, Duluth, Minnesota 55802-1990 (hereinafter referred to as "CARRIER"), party of the second part.

                              W I T N E S S E T H:

         WHEREAS, CARRIER owns and operates a fleet of vessels for the transportation of various dry bulk commodities on the Great Lakes; and


         WHEREAS, SHIPPERS desire to have CARRIER provide certain vessel transportation services originating on the Great Lakes required by SHIPPERS for domestically sourced iron ore, iron pellets, taconite ore used for blast furnace trim, and limestone (excluding and excepting both the taconite ore used for blast furnace trim and the limestone that are purchased by USS/KOBE on a delivered basis) (hereinafter "COMMODITIES") and other dry bulk commodities which the parties may agree to include within this agreement; and

         WHEREAS, CARRIER is willing to provide said transportation services to SHIPPERS.

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth the parties hereto, intending to be legally bound, agree as follows:

         1.       TERM.

                  This Agreement shall be effective on July 1, 1998 and shall remain in effect until March 15, 2005 (2004 SHIPPING SEASON).

         2.       TRANSPORTATION.

                  For purposes of this Agreement, the term "DECLARED TONNAGE" means the total tons of COMMODITIES forecasted for shipment on the Great Lakes in SHIPPERS' Official Annual Business Plan as of November 30 of the prior calendar year ("BUSINESS PLAN") (as reflected in the USS Raw Materials Balance Sheets which shall include the latest information available from USS/KOBE) for consumption, purchase, exchange or use by SHIPPERS during the SHIPPING SEASON.

                    During each SHIPPING SEASON and absent consent of CARRIER, SHIPPERS may ship via third parties other than CARRIER no more than the following percentages of the DECLARED TONNAGE set forth in SHIPPERS' BUSINESS PLAN ("THIRD PARTY TONNAGE"):

                     SHIPPING         THIRD-PARTY
                     SEASON             TONNAGE
                     ------           -----------
                      1998            600,000 GT*
                      1999                    10%
                      2000                    10%
                      2001                    10%
                      2002                    10%
                      2003                    15%
                      2004                    15%

   *Given that this Agreement begins July 1, 1998, THIRD PARTY TONNAGE for 1998 SHIPPING SEASON will be expressed as and limited to 600,000 GT of pellets to Lorain.


That portion of the DECLARED TONNAGE set forth in SHIPPERS' BUSINESS PLAN which exceeds THIRD PARTY TONNAGE during the SHIPPING SEASON ("CARRIER'S TONNAGE") shall be offered to CARRIER for transportation between the ports listed in Exhibit A and such other ports as may be agreed upon ("PORTS"). The term "CARRIER'S TONNAGE" does not include USS tonnage sold to or exchanged to third parties where USS does not control the transportation of such tonnage under the terms of sale or exchange, but does include all tonnage purchased by or exchanged to USS. In those sales to and exchanges to third parties where USS does not control the transportation of tonnage, USS shall use reasonable efforts to induce the third party to utilize services of CARRIER for transportation of all such tonnage.

                  SHIPPERS shall make tonnage available to CARRIER for transportation at dockside in monthly quantities sufficient to meet the INITIAL FORECAST or any UPDATED FORECAST in such manner reasonably calculated to maximize use of CARRIER'S vessels, and to permit CARRIER to transport all CARRIER'S tonnage during the SHIPPING SEASON, SHIPPERS giving due consideration to CARRIER'S available capacity of Class I and Class II vessels listed on Exhibit B (including CARRIER'S ability to charter) and seasonal weather conditions as well as the maximum monthly quantities established in Article 4(c). Except as provided in Articles 4(e) and 4(f) of this Agreement if, during any SHIPPING SEASON, SHIPPERS ship via third parties other than CARRIER any amount in excess of THIRD PARTY TONNAGE without first offering those tons to CARRIER for transportation, then SHIPPERS shall pay CARRIER LIQUIDATED DAMAGES of one dollar and ninety-six cents ($1.96 NT), as escalated in accordance with the following paragraph of this Article 2 for every net ton of THIRD PARTY TONNAGE so shipped, payable no later than fifteen (15) days from receipt of invoice at the end of the SHIPPING SEASON.

                  If during the Term of this Agreement, SHIPPERS, for any reason other than force majeure, fail to meet any of the volume commitments set forth in Section 2 hereof for any given SHIPPING SEASON other than the final SHIPPING SEASON of the Term, shippers may, in lieu of paying LIQUIDATED DAMAGES, make up the deficit volume during the immediately succeeding SHIPPING SEASON by shipping such deficit volume plus an additional 10% of the deficit volume via CARRIER, in addition to shipping its annual volume commitment for such succeeding SHIPPING SEASON. If any portion of the deficit volume plus an additional 10% of the deficit volume has not been shipped by the end of the immediately succeeding SHIPPING SEASON, SHIPPERS shall pay the LIQUIDATED DAMAGES (as then escalated) for such portion no later than thirty (30) days after the end of such immediately succeeding SHIPPING SEASON.

                  LIQUIDATED DAMAGES shall be adjusted annually to be effective January 1, 2000 and each January 1 thereafter up or down by the amount of the cumulative percentage change between the October 1998 Producers Price Index, All Commodities Unadjusted, published by the Bureau of Labor Statistics, U.S. Department of Labor (PPI-U) and the most recent October PPI-U. If the PPI-U is not available, then another Index mutually agreed to by the parties shall be used. LIQUIDATED DAMAGES as adjusted shall never fall below the initial charges of $1.96 NT.

                  In each SHIPPING SEASON, CARRIER shall use all reasonable efforts to provide suitable and sufficient vessel capacity owned, leased or chartered by CARRIER required to transport CARRIER'S TONNAGE, provided that a nominated vessel may enter, depart and lie in all of said PORTS always safely afloat. CARRIER shall make the vessels listed on Exhibit B, attached hereto and made a part hereof, available for transportation of CARRIER'S TONNAGE and may charter vessel capacity to transport CARRIER'S TONNAGE.

                  It is anticipated and intended (a) that SHIPPERS will advise CARRIER of their requirements for transportation on the Great Lakes of dry bulk materials other than COMMODITIES and for transportation on the Great Lakes between Great Lakes ports other than those listed on Exhibit A; (b) that if CARRIER can provide said services, CARRIER will propose competitive rates and
(c) that if mutual agreement is reached on all points, said requirements will be tendered and transported pursuant to the provisions of this Agreement.

         3.       SHIPPING SEASON.

                  (a) For purposes of this Agreement, a SHIPPING SEASON is that period extending from March 16 of one year through March 15 of the succeeding year or such shorter period commencing March 16 or later that is determined by the official seasonal opening and closing of navigating routes required for the transportation in question. A SHIPPING SEASON consists of an "EARLY SEASON" that starts at the commencement of the SHIPPING SEASON and lasts until April 7; a "REGULAR SEASON" that starts on April 8 and extends through December 19 and an "EXTENDED SEASON" that starts on December 20 and extends to the end of the SHIPPING SEASON. Each SHIPPING SEASON shall be designated by the year in which it commences, e.g., 1998 SHIPPING SEASON commences March 16, 1998.

                  (b) CARRIER shall not be required to provide service hereunder during the EARLY SEASON, if CARRIER determines, in its sole discretion, that weather conditions are not conducive to effective and efficient operations during all or any portion of such period, provided however, SHIPPERS may require CARRIER to commence providing service hereunder during the EARLY SEASON if (1) SHIPPERS agree to pay EXTENDED SEASON surcharges as set forth in Article 10; or
(2) if two of the three major fleets operating on the Great Lakes (i.e. American Steamship, Oglebay Norton and/or Interlake) commence operations prior to April 8 from Head-of-the-Lakes PORTS to lower lake PORTS, in which case EXTENDED SEASON surcharges shall not be applicable to that portion of the EARLY SEASON during which two of the three major fleets operate. Any forecasted CARRIER'S TONNAGE not transported by CARRIER during the EARLY SEASON due to CARRIER's decision not to provide service shall be deferred for shipment by CARRIER to such times during the balance of the SHIPPING SEASON as mutually designated by CARRIER and SHIPPERS.


                  (c) CARRIER shall provide service hereunder during the EXTENDED SEASON, without assessing EXTENDED SEASON surcharges, as long as CARRIER, in its sole discretion, determines that weather conditions permit effective and efficient operations. If CARRIER decides to cease operations during any

EXTENDED SEASON, it shall provide SHIPPERS not less than five days advance notice of such cessation. SHIPPERS shall have the right to require CARRIER to provide service after the date specified in such notice, but EXTENDED SEASON surcharges, as set forth in Article 10, shall apply to any vessels loaded after expiration of the 5-day period. Once notified of CARRIER'S intent to cease EXTENDED SEASON operations, SHIPPERS shall also have the right to utilize the vessel capacity of third parties still operating during the EXTENDED SEASON, and any DECLARED TONNAGE transported by such third parties during the EXTENDED SEASON shall be excluded from LIQUIDATED DAMAGES.


         4.       DECLARATION OF QUANTITIES.

                  SHIPPERS' INITIAL FORECAST and any UPDATED FORECAST shall contain a monthly distribution of CARRIER'S TONNAGE which, when considering CARRIER'S available vessel capacity (including CARRIER'S ability to charter) and seasonal weather conditions, is reasonably calculated to permit CARRIER to transport during the SHIPPING SEASON all tonnage that SHIPPERS must make available to the CARRIER under this Agreement.

                  (a) On or before November 30 of each year, SHIPPERS shall provide CARRIER with their BUSINESS PLAN showing the amounts of DECLARED TONNAGE, THIRD PARTY TONNAGE, and CARRIER'S TONNAGE that SHIPPERS intend to transport under this Agreement, each detailed by COMMODITIES and loading and discharging PORTS for the succeeding SHIPPING SEASON. On or before February 15 of each year SHIPPERS shall provide an initial written forecast ("INITIAL FORECAST") to CARRIER detailing by COMMODITIES and loading and discharging PORTS their requirements for transportation of CARRIER'S TONNAGE and THIRD-PARTY TONNAGE by month and showing their distribution for each month of the SHIPPING SEASON including tonnage SHIPPERS intend to transport during the EARLY SEASON and EXTENDED SEASON. SHIPPERS and CARRIER shall confer and attempt to agree upon a mutually acceptable distribution.

                  (b) At least 10 days prior to the beginning of each month of the SHIPPING SEASON, SHIPPERS shall provide an updated written forecast ("UPDATED FORECAST") setting forth CARRIER'S TONNAGE and THIRD-PARTY TONNAGE detailed by COMMODITIES and loading and discharging PORTS that they will require to be transported during each remaining month of the SHIPPING SEASON, including tonnage they will require to be transported during the EXTENDED SEASON.

                  (c) The maximum amount of tonnage which SHIPPER may require to be transported by CARRIER in any given month is as follows:

                                               Vessel Capacity in (Gross)
                                               --------------------------
                                                 Tons Per Month (000's)
                                          -------------------------------------
                                          Class I#                    Class II*
                                          --------                    ---------
         March (25 through 31)                210                         --
         April                                875                        240
         May                                1,040                        315
         June                               1,040                        315
         July                               1,040                        315
         August                             1,040                        315
         September                          1,040                        315
         October                            1,040                        315
         November                             875                        240
         December (through 20th)              640                        130

#Two Harbors to Gary. Two Harbors to Conneaut is 90% of these figures.

*Two Harbors to Lorain in Class II vessels.

                  SHIPPERS will designate and may prioritize monthly tonnage for movement during the month and CARRIER will use reasonable efforts to move such tonnage and to give priority to any portion designated as a priority shipment by SHIPPERS.

                  (d) The INITIAL FORECAST shall be superseded by any UPDATED FORECAST agreed upon by CARRIER and SHIPPERS. An UPDATED FORECAST shall be superseded by any subsequent UPDATED FORECAST agreed upon by CARRIER and SHIPPERS.


                  (e) If SHIPPERS' requirements during any SHIPPING SEASON exceed the DECLARED TONNAGE set forth in SHIPPERS' BUSINESS PLAN ("EXCESS DECLARED TONNAGE"), such EXCESS DECLARED TONNAGE shall be offered to, and, if accepted, shall be transported by, CARRIER in accordance with the terms of this Agreement. CARRIER will use reasonable efforts to arrange charter to supplement its capacity for movement of any EXCESS DECLARED TONNAGE, contingent upon SHIPPERS right to approve any charter rates that exceed CARRIERS' rates. Any portion of EXCESS DECLARED TONNAGE not accepted by CARRIER for transportation may be shipped via third parties other than CARRIER and will not be subject to LIQUIDATED DAMAGES.


                  (f) If during any month of a SHIPPING SEASON, CARRIER fails to transport the amount of tonnage made available to it by SHIPPERS for shipment and accepted by CARRIER for transportation, then SHIPPERS shall defer such amount for shipment by CARRIER during the balance of the SHIPPING SEASON, as set forth in subsequent UPDATED FORECASTS. If CARRIER does not agree it will be able to transport such tonnage, SHIPPERS may ship such amount via third parties other than CARRIER and such tonnage offered to and transported by third parties will not be subject to LIQUIDATED DAMAGES.

         5.       LOADING AND DISCHARGING OBLIGATIONS.

                  SHIPPERS shall specify the Great Lakes loading PORT and discharging PORT for each cargo, shall provide a berth at each port for the nominated vessel, and shall make all arrangements for delivery of the cargo to the loading PORT. Loading of COMMODITIES aboard CARRIER'S vessels shall be accomplished by the SHIPPERS under the supervision of the Master of the vessel. Each shipment shall be a minimum cargo size as set forth in Exhibit C.

                  CARRIER shall transport each cargo from one safe berth at loading PORT to one safe berth at discharging PORT and will deliver COMMODITIES to SHIPPERS or to SHIPPERS' designee free end of boom ex-self-unloader. Without limiting the duties and responsibilities of CARRIER hereunder, CARRIER will:

                           a. Comply with specifications and procedures required
                  of vessels loading or discharging COMMODITIES at the designated PORTS and facilities and be responsible for all charges imposed upon vessels loading or discharging at such PORTS and facilities.

                           b. Prepare and issue all bills of lading, if any, and
                  other documents, notices and reports required in connection with the transportation and discharge of COMMODITIES. Weights of cargoes shall be determined according to established practice at the various PORTS of loading or in such other manner as shall be mutually agreed upon, but in any case shall reflect actual weight to a degree reasonably practical.

         6.       LOADING AND DISCHARGING.


                  SHIPPERS shall load each entire cargo and shall accept deliveries from self-unloading vessels day and night, Saturdays, Sundays and holidays included. SHIPPERS shall diligently act to have facilities for the loading and receipt of cargoes available and in good operating order upon the arrival of any vessels and to load and receive cargo with all reasonable dispatch. CARRIER shall also diligently act to cause facilities for the loading and receipt of cargoes that are owned or controlled by companies affiliated with CARRIER to be available and in good operating order upon the arrival of any vessels and to load and receive cargo with all reasonable dispatch.

         7.       FREIGHT AND RATES.

                  Freight shall be based on bill of lading weights and shall be paid at the rates required by this Article 7, as adjusted for changes in the price of fuel pursuant to Article 9. Freight shall be earned by CARRIER as the cargo is loaded and shall be due and payable by SHIPPERS within fifteen (15) days of receipt of billing, cargo and/or vessel lost or not lost. Affreightment rates and related Benchmark Fuel Price for the 1998 and 1999 SHIPPING SEASONS are set forth in Exhibit C attached hereto and made a part hereof.


                  Affreightment rates and related Benchmark Fuel Price for the Year 2000 SHIPPING SEASON and each succeeding SHIPPING SEASON shall be agreed upon annually before the beginning of the SHIPPING SEASON through good faith negotiations conducted by CARRIER and SHIPPERS commencing in November of the prior year. The affreightment rates negotiated by the parties shall be competitive with affreightment rates offered for transportation services of sizable magnitude by major competitors of CARRIER who are capable of providing such services on a sustained basis, as indicated by the financial health and operational capabilities of said competitors, as well as other indicators of ability. The parties acknowledge as of the effective date of this Agreement the major competitors of CARRIER are American Steamship Company, The Interlake Steamship Company, and Oglebay Norton Company. If an agreement has not been reached on affreightment rates by January 1, the dispute may be referred to the dispute resolution procedures in accordance with the provisions of Articles 18 and 19 herein.


                  If an agreement has not been reached by March 15, the dispute will be referred to arbitration and appropriate competitive rates for the pertinent SHIPPING SEASON shall be determined through those procedures. In all cases, the preceding year's rates will be used in the interim until agreement is reached or appropriate competitive rates are determined through the dispute resolution procedures set forth in Articles 18 and 19 herein. Any interim rates shall be revised retroactively to the rates agreed upon by the parties or determined by the arbitration procedures set forth in Article 19. Any balance due charges owed to CARRIER or refunds owed to SHIPPERS, shall be paid within thirty (30) days of the date new rates are agreed upon or established.

         8.       SCOPE OF ACTIVITIES.

                  Unless otherwise mutually agreed, in the event CARRIER should undertake movements (other than charters to other transportation companies) of iron ore, pellets or stone in sizable quantities (quantities in any SHIPPING SEASON in excess of 1.5% of CARRIER'S TONNAGE of iron ore, pellets or stone, for said SHIPPING SEASON) which are destined for end use in blast furnaces other than SHIPPERS' and/or by pellet producers other than USS, then the rates, terms and conditions applicable to said services shall not be more favorable to such other shippers than would be the rates, terms and conditions hereunder. If such services are being provided by CARRIER on a basis more favorable to such other shippers than the rates, terms and conditions then in effect under this Agreement, the rates, terms and conditions for a like amount of similar service provided hereunder shall be modified so that they are comparable to the rates, terms and conditions provided to such other shipper.

         9.       FUEL COST ADJUSTMENT.

                  The BASE AFFREIGHTMENT RATES set forth on Exhibit C are based on the weighted average price of fuels including any handling and delivery costs where applicable of $0.4213 per gallon (Benchmark Fuel Price). Following each month during a SHIPPING SEASON, CARRIER shall determine the value of the Fuel Cost Adjustment. The Fuel Cost Adjustment is the difference between the Benchmark Fuel Price and the CARRIER's actual weighted average cost for fuel purchases during such month multiplied by the number of gallons consumed during voyages hereunder which commenced during such month. Determination of the Fuel Cost Adjustment is illustrated by the following formula:


              [                      ($0.4213)         ]    Total Gallons
Fuel Cost     [Actual Weighted            Benchmark    ]      Consumed
Adjustment =   Average Fuel Cost   - Fuel Price        ] x   During Month
              [Per Gallon            Per Gallon        ]    for SHIPPER's cargo


CARRIER and SHIPPERS will share equally in the Fuel Cost Adjustment such that if the Fuel Cost Adjustment is a positive amount, SHIPPERS shall pay fifty percent (50%) of the Fuel Cost Adjustment within thirty (30) days of receipt of notice of the determination. CARRIER shall supply supporting documentation for calculation and determination of the charges. If the value of the Fuel Cost Adjustment is a negative amount, CARRIER shall issue a credit to SHIPPERS within thirty (30) days of the determination representing fifty percent (50%) of the Fuel Cost Adjustment. It is the intent of the parties, that CARRIER and SHIPPERS share in the risks of rising or the benefit of declining fuel prices through the Fuel Cost Adjustment Procedure. An example of the application of the Fuel Cost Adjustment Procedure set forth in Exhibit D.

         10.      EXTENDED SEASON FREIGHT SURCHARGE.

                  The applicable affreightment rate surcharge and fuel cost adjustment will be assessed pursuant to the provisions of Article 3 for all tonnage carried on voyages identified in Article 3 as requiring an EXTENDED SEASON freight surcharge when the number of hours actually used in completing said voyage exceeds the number of hours set forth below by using the following table and formulas:

        ORIGIN                 DESTINATION          ALLOWED HOURS
        ------                 -----------          -------------
Two Harbors/Silver Bay           Gary                       148.0
Duluth                           Gary                       149.5
Marquette                        Gary                       112.0
Escanaba                         Gary                        76.0

Two Harbors/Silver Bay           Lorain                     159.0
Duluth                           Lorain                     160.5
Marquette                        Lorain                     120.0
Escanaba                         Lorain                     107.0

Two Harbors/Silver Bay           Conneaut                   161.0
Duluth                           Conneaut                   162.5
Marquette                        Conneaut                   126.5
Escanaba                         Conneaut                   114.0

Rogers City/Cedarville           All Ports                   76.8



EXTENDED SEASON      [ Actual Voyage Hours - 1.00 ]   x   0.71 (Freight Rate)   x   Number of
 Surcharge             -------------------                                          Tons on the
for a Voyage     =   [   Allowed Hours                                              Voyage



SHIPPERS shall also be surcharged for and reimburse CARRIER for the expenses of any ice breaker or special tug service required for the navigation of a voyage any part of which occurs during the EXTENDED SEASON. For purpose of this Article 10 a voyage shall be deemed to commence upon departure of the nominated vessel from the port of discharging its prior cargo and shall terminate upon completion of discharging the cargo hereunder.

         11.      AUDIT.

                  SHIPPERS AND CARRIER shall each have the right to audit the other's records insofar as necessary to ensure compliance with all of the terms and conditions of this

Agreement. Such audits shall be performed by an internal or external auditor, provided however, that the party being audited shall have the right to require that any audit be conducted by a mutually agreeable independent auditor and that the details of the information examined in such audit be kept confidential from the party requesting the audit, except to the extent necessary to resolve any controversy that is pursued in good faith. The first $20,000 of cumulative total audit expense annually incurred for audit services required by any party to be performed by independent auditors shall be shared equally by the parties. Thereafter, such audit expense shall be borne by the party requesting the audit.


         12.      LIENS.

                  CARRIER shall have a lien on cargo shipped pursuant to this Agreement for any and all freight, expenses, charges, indemnity or other monies due to the CARRIER hereunder with respect to such cargo or any part thereof. If a vessel is under charter to the CARRIER, then the CARRIER shall defend, indemnify and hold the SHIPPERS harmless from any lien on cargo exercised by the owner or chartered owner of the vessel arising from the failure of the CARRIER to discharge its obligations under such charter.

         13.      LIBERTIES.

                  Any vessel provided or intended to be provided hereunder shall have liberty to bunker en route, to call at any ports in any order for any reasonable purpose, to tow or assist vessels in all situations, and to deviate for the purpose of saving life or property. Such vessel shall have the liberty to comply with any directions or recommendations, whether as to departure, arrival, routes, ports of call, stoppages, destinations, loading, discharging or otherwise, given by any governmental authority or by any person or body acting or purporting to act as or with the authority of any government. If in complying with such directions or recommendations anything is done or is not done, it shall not be deemed a deviation.

                  If a vessel puts into any port in distress or there is an interruption of the voyage, CARRIER shall immediately notify SHIPPERS of same. SHIPPERS may name an agent at such port to whom the cargo shall be consigned, if it is to be discharged at such port. CARRIER shall likewise immediately notify SHIPPERS if cargo or any part thereof must be jettisoned.

         14.      FORCE MAJEURE.

                  Neither CARRIER nor SHIPPERS, nor any vessel provided hereunder, nor the Master, owner or chartered owner of any such vessel shall be liable for damage, injury, delay, or breach of this Agreement resulting from any condition of force majeure, except as otherwise provided in this Agreement.

                  Force majeure shall be deemed to exist, if for any reason beyond the control of the party declaring force majeure, performance hereunder is rendered impossible or the Master, owner or chartered owner of the vessel considers it unsafe, imprudent or unlawful to proceed to or reach or enter the loading or discharging port without undue delay or expense whether or not such condition is a temporary one. The term "force majeure" shall include, but is not limited to, the following: act or state of war or warlike operations; civil commotion, revolution, insurrection or riots; government requisition, embargo, allocation, control or other restrictions; seizure under legal process; governmental directions or recommendations; the operation of international law; strikes, lock-outs, work stoppages, labor shortages, or other labor disruptions of any nature; act of God; perils of the sea or other waters; accidents or casualties whether or not involving a vessel hereunder which limit the efficient operation of such vessel; ice or frost; fire on land or water; weather conditions; act, neglect or default of the Master, mariner, pilot or the servants of the shipowner or vessel operator; equipment failure; accident, break-down or damage to any vessel provided or intended to be provided pursuant to this Agreement, unless resulting from unseaworthiness caused by want of due diligence on the part of CARRIER, owner or chartered owner of the vessel.

                  Notwithstanding the occurrence of a condition of force majeure, both CARRIER and SHIPPERS shall perform such of their duties and obligations hereunder as conditions will reasonably permit. The party whose performance is affected by any such occurrence shall promptly notify the other party thereof, giving reasonable particulars regarding its commencement, nature and expected duration, and shall take all reasonable steps to mitigate and terminate said condition.

                  If a condition of force majeure occurs, CARRIER and SHIPPERS shall, after consultation when possible, act to mitigate the cost impact of such occurrences to their mutual best interests, provided however, no party to this Agreement shall be obligated to settle any strike, lockout, work stoppage, or labor dispute, except as such party deems advisable in its sole discretion.

         15.      LIMITATION OF THE CARRIER'S LIABILITY.

                  Transportation performed pursuant to this Agreement shall be subject to the provision of the Carriage of Goods by Sea Act of the United States, approved April 16, 1936, except to the extent modified by this Agreement; nothing in this Agreement, however, shall be deemed a surrender by CARRIER of any of its rights or immunities or an increase of any of its responsibilities or liabilities under said Act or any other law applicable to this Agreement. Owners and chartered owners of any vessels employed in the service of SHIPPERS under this Agreement shall have all the rights, immunities and limitations of liability provided to carriers by the Carriage of Goods by Sea Act of the United States. If the operation of any term of this Agreement is repugnant to said Act to any extent, such term shall be deemed void to that extent, but no further.

                  CARRIER may provide all or part of the transportation herein contemplated by means of vessels chartered or to be chartered by CARRIER from others. CARRIER shall be exempt from liability, however, for any delay or failure of performance caused directly or indirectly by any condition beyond its reasonable control which prevents or hinders it from chartering or keeping under charter vessel tonnage suitable and sufficient for the transportation which the CARRIER has undertaken to provide for SHIPPERS and other parties prior to CARRIER'S becoming aware, or having reason to know, that it would be unable to obtain or keep adequate vessel capacity under charter.

         16.      GENERAL AVERAGE.

                  In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequences of which, the CARRIER is not responsible, by statute, contract or otherwise, the goods, shippers, consignees or owners of the goods shall contribute with the CARRIER in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the goods. If a salving ship is owned or operated by the CARRIER, salvage shall be paid for as fully as if such salving ship or ships belonged to strangers. This Article shall apply only in circumstances where general average shall be applicable under this Agreement.

         17.      BILLS OF LADING.

                  The transportation of cargo pursuant to this Agreement shall be subject to the terms appearing in the "American Form 1942 Bill of Lading for Bulk Cargoes Other than Grain and Seed" attached hereto as Exhibit E, the terms of which are incorporated herein by this reference and which shall apply whether or not said form is actually issued with regard to any given shipment. Should there be any inconsistency between the terms so incorporated and the other terms of this Agreement, this Agreement shall prevail.

         18.      MEDIATION.

                  At any time prior to the start of sworn testimony in arbitration, provided under Article 19 of this Agreement, either party may submit a dispute arising hereunder to non-binding mediation. The mediator shall be selected by the parties from a panel of candidates provided by JAMS of Pittsburgh, Pennsylvania or such other mediation service acceptable to the parties. Neither submission of a dispute to a mediation nor conclusion of the mediation process shall be a condition precedent to exercise of the arbitration remedy available to the parties under this Agreement. If a dispute is submitted to mediation:

 1)       the parties shall mediate the dispute in good faith;

 2)       mediation shall occur in Allegheny County, Pennsylvania.

 3) final decision makers for each party on any matter in dispute shall personally attend all mediation sessions;

 4) the mediator shall have complete control of the mediation timing and process, provided however, that the mediation shall conclude no later than fourteen (14) calendar days from the day of the initial meeting between the mediator and the parties;

 5) all agreements reached in mediation shall be reduced to writing before concluding the mediation process;

 6) the parties may jointly agree to have the mediator make a final and binding decision;

 7)       no discovery will be taken during the mediation process;

 8) the mediation process shall be confidential and each party shall have the right to designate any information provided to the mediator as "Confidential and Proprietary."

         19.      ARBITRATION.


                  All disputes arising under this Agreement shall be referred to binding arbitration conducted expeditiously in accordance with CPR Rules for Non-Administered Arbitration of Business Disputes ("CPR Rules") by a three person panel of arbitrators, each party choosing one arbitrator and the two arbitrators so chosen selecting a third, neutral arbitrator. The failure or inability of either party to choose an arbitrator or of the arbitrators chosen by the parties to select a third neutral arbitrator shall be resolved in accordance with the CPR Rules. Arbitration shall be conducted at a mutually convenient location in Allegheny County, Pennsylvania or at such other location as the parties may agree. The award in writing signed by any two of the arbitrators shall be final and binding. Either party shall have the right to seek, and the arbitrators shall determine, declaratory relief of the nature generally set forth in the Uniform Declaratory Judgments Act (as in effect in the Commonwealth of Pennsylvania and as the same may be amended from time to time) including, but not limited to, questions of construction of this Agreement, or a declaration of rights, status or other legal relations hereunder. The arbitrators shall apply the substantive statutory and common law of the Commonwealth of Pennsylvania to the dispute and the evidentiary laws of the Commonwealth of Pennsylvania to the arbitration proceeding. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award entered by the arbitrators may be entered by any court having jurisdiction thereof. The arbitrators shall not award damages in excess of compensatory damages. The costs and expenses of the arbitration (other than attorneys' fees, if any) shall be borne one-half by each party. The arbitrators shall be permitted to review existing documents or records of any party to the extent that, in the sole discretion of the neutral arbitrator, such documents and/or records are deemed to be relevant and to the extent the parties are permitted by law or by contract to convey such documents or records to the arbitrator. Either party shall have the right to designate any information sought in discovery or provided to the arbitrators at their request as confidential and/or proprietary in which case the neutral arbitrator shall determine whether the information sought shall be disclosed in discovery or, if such information is provided to the arbitrators at their request, shall not convey such information to the other party.

         20.      NOTICES.

                  All notices, communications and payments to SHIPPERS or CARRIER pertaining to this Agreement shall be deemed sufficiently made if in writing and delivered (i) in person to an office of the intended recipient, or
(ii) by registered or certified mail, return receipt requested; or (iii) by overnight delivery service which provides proof of delivery; or (iv) by telecopy, with a duplicate copy sent via first class mail, postage prepaid, addressed as follows or to such other address as SHIPPERS or CARRIER shall designate in writing:

   If to SHIPPERS:

         USX Corporation-U. S. Steel Group
         600 Grant Street - Room 2382
         Pittsburgh, Pennsylvania 15219-2749
         Attention: Director - Raw Materials Planning,
         Procurement and Distribution
         Phone: 412-433-3620
         Fax:   412-433-3624

         USS/KOBE Steel Company
         1807 East 28th Street
         Lorain, Ohio 44055
         Attention: Vice President-Finance and Administration
         Phone: 440-277-2401
         Fax:   440-277-3552

   If to CARRIER:

         USS Great Lakes Fleet, Inc.
         400 Missabe Building
         Duluth, Minnesota 55802-1990
         Attention:  Director of Marketing
         Phone: 218-723-2424
         Fax:   218-723-2455


         21.      CHOICE OF LAW.

                  To the extent the law of a state of the United States of America will govern this Agreement, the law of the Commonwealth of Pennsylvania shall apply, without regard to the principles therein pertaining to the conflicts of laws.

         22.      INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES.

                  In no event shall either party be liable for any indirect, special or consequential damages as a result of a breach of any provision of this Agreement.

         23.      ENTIRETY OF AGREEMENT; AMENDMENTS.

                  The Transportation Agreement between SHIPPERS and CARRIER dated March 16, 1988, is superseded as of the effective date of this Agreement and is of no further force and effect. This Agreement constitutes the entire Agreement of the parties with respect to the subject matter hereof. No change, modification or alteration of this Agreement shall be effective unless reduced to writing and signed by the parties hereto. Waiver by either party of any breach of this Agreement, shall not be construed as a waiver of any other breach.

         24.      ASSIGNMENT.

                  Neither party to this Agreement shall assign or transfer this Agreement or any interest herein, other than to the lenders providing financing to Transtar, Inc. (which lenders will act through a single agent), without the prior written consent of the other party, which consent shall not be unreasonably withheld. Subject to the provisions of this Article 24, this Agreement shall inure to the benefit of and be binding upon the successors and assigns to the parties. Neither SHIPPER shall directly or indirectly sell, transfer or otherwise dispose of all or a substantial portion of the assets of the facilities served by CARRIER during the term of this Agreement to any party which intends to operate these facilities for the production of steel or steel-related products, unless the purchaser, acquiror or other transferee of such facilities assumes, in a writing reasonably satisfactory to CARRIER, all of the rights and obligations set forth in this Agreement.

         25.      RELATIONSHIP OF PARTIES.

                  The relationship between SHIPPERS and CARRIER under this Agreement shall be that of independent contractors. Nothing contained in this Agreement shall be deemed to constitute a relationship of agency, joint venture, partnership, or any relationship other than that specified.

         26.      HEADINGS.

                  The headings in this Agreement are inserted for ease of reference only and shall in no way be used to interpret any of the terms or the intent of this Agreement.

         27.      MUTUAL RELEASE.

                  The parties fully release and discharge each other from all claims, known and unknown, arising under the 1988 Agreement which either party may have against the other party to this Agreement. This provision is not intended to apply to personal injury or property damage claims that either party may have against the other.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


                                             USX CORPORATION - U. S. STEEL GROUP


                                             By   /s/ Paul J. Wilhelm
                                               --------------------------------
                                             Title: President


                                             USS/KOBE STEEL COMPANY

                                             By /s/ George F. Babcoke
                                               --------------------------------
                                             Title: President


                                             USS GREAT LAKES FLEET INC.

                                             By   /s/ Robert S. Rosati
                                               --------------------------------
                                             Title: President